UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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PMA Capital Corporation
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PMA Capital Corporation
380 Sentry Parkway
Blue Bell, Pennsylvania 19422
____________________________________

Notice of 2006 Annual Meeting of Shareholders
To Be Held May 9, 2006
____________________________________

Dear Shareholder:

On Tuesday, May 9, 2006, we will hold our Annual Meeting of Shareholders at our corporate offices, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422. The Annual Meeting will begin at 9:00 a.m., local time.

We are holding the Annual Meeting to:

1.	Elect four directors to serve until the 2009 Annual Meeting and until their successors are elected; and

2.	Ratify the appointment of Beard Miller Company LLP as our independent registered public accounting firm (“independent auditors”) for 2006.

The Board recommends that you vote FOR items 1 and 2. We will also transact any other business properly presented at the meeting and any adjournments of the meeting.

Only shareholders of record at the close of business on March 17, 2006 are entitled to vote at the Annual Meeting and any adjournments. A copy of our 2005 Annual Report to shareholders accompanies this notice.

By Order of the Board of Directors,

Neal C. Schneider
March 24, 2006	Chairman of the Board

You are cordially invited to attend the meeting. Whether or not you plan to attend in person, please mark, date, sign and mail the enclosed proxy. A return envelope requiring no postage is enclosed for your convenience.

PMA CAPITAL CORPORATION
380 Sentry Parkway
Blue Bell, Pennsylvania 19422

_______________________

Proxy Statement
________________________

GENERAL INFORMATION ABOUT OUR ANNUAL MEETING

You are being sent this proxy statement and the enclosed proxy in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and at any adjournments. The approximate date of mailing of this proxy statement and the enclosed proxy is March 30, 2006.

When and where is the Annual Meeting?

The Annual Meeting will be held on Tuesday, May 9, 2006, at 9:00 a.m., local time. The Annual Meeting will be held at our corporate offices, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422.

What proposals am I being asked to vote on?

You are being asked to vote on two proposals:

1.	The election of four directors to serve until the 2009 Annual Meeting and until their successors are elected; and

2.	The ratification of the appointment of Beard Miller Company LLP as our independent auditors for 2006.

You can find information about these proposals in this proxy statement.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our Class A common stock as of the close of business on March 17, 2006, are entitled to vote at the Annual Meeting. As of the close of business on March 17, 2006, we had outstanding 32,097,025 shares of Class A common stock. Each holder of Class A common stock is entitled to cast one vote for each share of Class A common stock held.

What constitutes a quorum?

In order to transact business at the Annual Meeting, we must have a “quorum,” or the presence of persons holding a prescribed number of shares of Class A common stock. The holders of Class A common stock representing a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. If you submit a properly executed proxy card, even if you abstain from voting or withhold your vote, you will be considered present at the Annual Meeting and, therefore, part of the quorum. Broker non-votes will also be counted as part of the quorum. Generally, broker non-votes occur when a broker does not receive voting instructions with respect to a proposal from a beneficial owner and does not have discretionary authority to vote on that proposal.

How do I vote?

There are two ways to vote:

1.	In person. Attend the Annual Meeting and vote your shares, or send a personal representative with an appropriate proxy.

If you hold your shares in “street name” (i.e., through a broker-dealer or other financial institution) and you want to vote at the Annual Meeting, you will need to obtain a form of proxy from the institution that holds your shares.

If you hold share equivalents through the PMA Capital Stock Fund of the PMA Capital Corporation Retirement Savings Plan (the “Retirement Savings Plan”), you cannot vote your share equivalents at the Annual Meeting. Instructions on voting such share equivalents are described in more detail below.

2.
By mail. Mark, date, sign and mail the enclosed proxy card in the prepaid envelope. If you return your proxy card but do not mark your voting preference, the individuals named as proxies will vote your shares FOR each item described in this proxy statement.

Can I revoke my proxy and change my vote after I return my proxy card?

Yes. There are three ways to revoke your proxy:

1.	In person. You may revoke a previously submitted proxy vote by attending and voting in person or by personal representative with an appropriate proxy card at the Annual Meeting.

2.
In writing. You may give written notice of your revocation to our Corporate Secretary, which must be received before the Annual Meeting begins. Your letter should contain the name in which your shares are registered, the date of the proxy you are revoking, your new voting instructions and your signature.

3.	By proxy. You may revoke your proxy by submitting a later-dated proxy card. We must receive the later-dated proxy card before the Annual Meeting begins.

How do I vote my share equivalents held under the Retirement Savings Plan?

If you have invested in the PMA Capital Stock Fund of the Retirement Savings Plan, you do not actually own shares of Class A common stock; Vanguard Fiduciary Trust Company, the plan trustee, does. However, you do have “pass through voting rights” based on the amount of money you have invested in the PMA Capital Stock Fund.

You may exercise your pass through voting rights only by completing the proxy card from the Plan’s trustee mailed with this proxy statement. The proxy card acts as a voting instruction to the Plan’s trustee. The trustee must receive your instructions prior to the Annual Meeting to vote your share equivalents in accordance with your instructions. If your voting instructions are not received by the date that the trustee specifies, the trustee will vote the share equivalents credited to your account in the same proportion that it votes share equivalents for which it did receive timely instructions.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. For example, if you hold share equivalents through the Retirement Savings Plan and you hold shares directly as a record holder, you will receive two sets of proxy materials, including two proxy cards. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

How will voting on any other business be conducted?

Although we do not presently know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to the proxies named in the proxy to vote on such matters in their discretion.

Who pays for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Solicitation will be made by mail and may also be made on our behalf by our officers, directors and employees in person or by telephone. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses for sending proxies and proxy materials to beneficial owners.

Will the Annual Meeting be accessible through the Internet?

Yes. We will provide “real time” access to the Annual Meeting through webcasting. This will allow you to hear the Annual Meeting without actually being present in Blue Bell, Pennsylvania. Please note that the webcast will be in “listen only” mode. This means that shareholders listening to the Annual Meeting through the webcast will not be able to ask questions or vote their shares as if present at the Annual Meeting. Further, shareholders accessing the Annual Meeting through the webcast will not be counted for purposes of determining whether a quorum is present. Therefore, even if you intend to access the meeting through the webcast, it is very important that you complete and return your proxy card prior to the Annual Meeting.

To access the Annual Meeting through our webcast, please visit the Investor Information section of our website at www.pmacapital.com or call our Investor Relations department at (215) 665-5046 for further information.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK

Beneficial Ownership by Directors and Executive Officers

The following table shows, as of February 28, 2006, the shares and percentage of our Class A common stock beneficially owned by (i) each director and each nominee for director; (ii) each executive officer named in the Summary Compensation Table located elsewhere in this proxy statement; and (iii) all of our executive officers and directors as a group.

Unless otherwise indicated, each person has sole voting power with respect to shares shown as beneficially owned by such person. For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of Class A common stock deemed outstanding consists of 32,048,555, plus the number of shares of Class A common stock underlying options held by the named person that are exercisable or will become exercisable within 60 days of February 28, 2006.

Name of Individual or Identity of Group	Class A Common Stock Beneficially Owned		Percent of Class
Peter S. Burgess	19,509		*
J. Gregory Driscoll	10,472		*
Joseph H. Foster	19,525		*
Charles T. Freeman	17,744		*
James C. Hellauer	14,510	(1)	*
Richard Lutenski	19,509		*
James F. Malone III	294,800		*
Edward H. Owlett	669,144	(2)	2.1%
John D. Rollins	--		*
Roderic H. Ross	15,896		*
L.J. Rowell, Jr.	7,847		*
Neal C. Schneider	55,846		*
Vincent T. Donnelly	697,085	(3)	2.2%
William E. Hitselberger	211,771	(4)	*
Robert L. Pratter	198,187	(5)	*
Henry O. Schramm II	64,388	(6)	*
John Santulli III	57,950	(7)	*
All executive officers and directors as a group (17 persons)	2,374,183	(8)	7.2%
__________
* Less than 1%.
(1)	Includes 2,000 shares of Class A common stock held in an irrevocable trust for which Mr. Hellauer’s wife serves as trustee.
(2)
Includes: (i) 320,114 shares of Class A common stock held in certain Owlett family trusts; (ii) 28,500 shares of Class A common stock held by Mr. Owlett's wife; (iii) 311,230 shares of Class A common stock held jointly by Mr. Owlett and his wife; (iv) 2,500 shares held by Mr. Owlett and (v) 6,800 shares of Class A common stock held in non-family trusts for which Mr. Owlett serves as trustee. Mr. Owlett disclaims beneficial ownership of the shares held by his wife, of 296,700 shares of Class A common stock held by one of his family trusts and of all the shares held in the non-family trusts.

(3)	Includes options to purchase 617,414 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of February 28, 2006 under our equity incentive plans.
(4)
Includes 150 shares of Class A common stock held in trust for Mr. Hitselberger’s children and options to purchase 190,907 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of February 28, 2006 under our equity incentive plans.

(5)
Includes 3,500 shares of Class A common stock held by Mr. Pratter’s child who resides in his household and to which Mr. Pratter disclaims beneficial ownership, and options to purchase 166,370 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of February 28, 2006 under our equity incentive plans.

(6)	Includes options to purchase 63,363 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of February 28, 2006 under our equity incentive plans.
(7)	Includes options to purchase 56,700 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of February 28, 2006 under our equity incentive plans.
(8)	Includes options to purchase 1,094,754 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of February 28, 2006 under our equity incentive plans.

Principal Beneficial Owners of Class A Common Stock

The following table shows those shareholders known to us to beneficially own more than 5% of the outstanding shares of Class A common stock.
Name & Address	Class A Common Stock	Percent of Class

Owl Creek Asset Management, L.P.(1) 410 Park Avenue, Suite 420 New York, New York 10022	3,134,437	9.80%
Aegis Financial Corporation(2) 1100 North Glebe Road, Ste. 1040 Arlington, VA 22201	3,088,319	9.70%
NWQ Investment Management Company, LLC(3) 2049 Century Park East Los Angeles, CA 90067-3103	2,875,361	9.00%
Dimensional Fund Advisors, Inc.(4) 1299 Ocean Ave., 11th Floor Santa Monica, CA 90401	2,412,047	7.55%
Thompson, Siegel & Walmsley, Inc.(5) 5000 Monument Avenue Richmond, VA 23230	1,689,118	5.30%

________
(1)
Based solely on a Schedule 13D/A, filed on June 1, 2005, Owl Creek Asset Management, L.P. (“Owl Creek”) shares voting and dispositive power over 1,893,714 shares of Class A common stock with the entities and person listed below. The following entities and person share voting and dispositive power with Owl Creek over the number of shares of Class A common stock listed below:

•	Owl Creek I, L.P.; 146,287 shares;
•	Owl Creek II, L.P.; 1,094,436 shares;
•	Owl Creek Advisors, LLC; 1,240,723 shares; and
•	Jeffrey A. Altman; 3,134,437 shares.

Due to the voting and dispositive power over the shares of Class A common stock, Owl Creek may be deemed to beneficially own such shares. The percentage of class beneficially owned is as reported in such Schedule 13D/A and is as of March 21, 2005.

(2)
Based solely on a Schedule 13G, filed February 14, 2006, Aegis Financial Corporation (“AFC”) has sole voting and dispositive power over 3,088,319 shares of Class A common stock. Additionally, the following individuals have shared voting and dispositive power and/or sole voting and dispositive power over the shares of Class A common stock listed below:

•	Paul Gambel; 3,088,319 (shared); 10,500 (sole);
•	Scott L. Barbee; 3,088,319 (shared); 23,213 (sole); and
•	William S. Berno; 3,088,319 (shared).
The percentage of class beneficially owned is as reported in such Schedule 13G and is as of December 31, 2005.
(3)
Based solely on a Schedule 13G/A, filed on February 14, 2006, NWQ Investment Management Company, LLC (“NWQ”) has sole voting power over 2,787,461 shares of Class A common stock and sole dispositive power over 2,875,361 shares of Class A common stock. Due to the dispositive power over the shares of Class A common stock, NWQ may be deemed to beneficially own such shares, which are owned by clients of NWQ. The percentage of class beneficially owned is as reported in such Schedule 13G/A and is as of December 31, 2005.

(4)
Based solely on a Schedule 13G, filed on February 6, 2006, Dimensional Fund Advisors, Inc. (“DFA”) has sole voting and dispositive power over 2,412,047 shares of Class A common stock. Due to the dispositive power over the shares of Class A common stock, DFA may be deemed to beneficially own such shares, which are owned by certain investment companies and certain commingled group trusts and separate accounts for which DFA serves as investment advisor or investment manager. DFA disclaims beneficial ownership of such shares. The percentage of class beneficially owned is as reported in such Schedule 13G and is as of December 31, 2005.

(5)
Based solely on a Schedule 13G, filed on February 13, 2006, Thompson, Siegel & Walmsley, Inc. (“TSW”) has sole voting power over 1,096,950 shares of Class A common stock, shared voting power over 592,168 shares of Class A common stock and sole dispositive power over 1,689,118 shares of Class A common stock. The percentage of class beneficially owned is as reported in such Schedule 13G and is as of December 31, 2005.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

As of the date of this proxy statement, our Board of Directors consists of 12 members and is divided into three classes. Each director is elected for a three-year term and until the director's successor has been duly elected. The current three-year terms of our directors expire in the years 2006, 2007 and 2008.

Our Board of Directors has determined that all of our current directors, except for Vincent T. Donnelly, Joseph H. Foster and James F. Malone III meet the definition of “independent director” under the applicable listing standards of the National Association of Securities Dealers and American Stock Exchange. Mr. Donnelly is an executive officer and Messrs. Foster and Malone are partners in law firms with which we do business. See “Certain Relationships and Related Transactions” for more information.

The Board of Directors met eight times in 2005. The Board of Directors has five standing committees: an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and a Strategy and Operations Committee. During 2005, each director, other than Thomas J. Gallen, attended at least 75% of the total number of meetings of the Board of Directors and all committees on which the director served. Mr. Gallen was unable to attend at least 75% of such Board and committee meeting for health reasons and Mr. Gallen died in November 2005. The Board of Directors has adopted a policy that all directors make a reasonable effort to attend each annual meeting of shareholders. At the time of last year’s Annual Meeting, we had 12 directors, nine of whom attended the Annual Meeting.

During 2005, our Board of Directors met five times in executive session without management present. Our Board’s policy is for the independent directors to meet in executive session at least two times a year.

We have a Business Ethics and Practices Policy, which covers all officers and employees. This policy expresses our commitment to maintaining the highest legal and ethical standards in the conduct of our business. In 2003, we expanded our Business Ethics and Practices Policy by adopting a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. In addition, in early 2004, our Board of Directors adopted a separate Code of Ethics for Directors. Copies of our ethics policies can be found on our website at www.pmacapital.com. Any amendment to or waiver from the provisions of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers will be disclosed on our website at www.pmacapital.com.

The Board of Directors has also implemented a process by which our shareholders can send communications to the Board. All communications should be sent to PMA Capital Corporation Board of Directors, c/o Robert L. Pratter, Senior Vice President, General Counsel and Secretary, 380 Sentry Parkway, Blue Bell, PA 19422. The Corporate Secretary will review the communication and forward it directly to the Chairman of the Board or to an individual director named in such communication, unless the communication is hostile, illegal, or similarly inappropriate in which case the Corporate Secretary has the discretion to discard the communication. Any complaint regarding accounting, internal accounting control or auditing matters that are submitted to the Corporate Secretary will be forwarded to the Chairman of the Audit Committee. Shareholders may also utilize our AlertLine to anonymously forward such complaints to our Audit Committee. Information regarding AlertLine is available on our website at www.pmacapital.com.

COMMITTEES OF THE BOARD

Audit Committee

Peter S. Burgess, Charles T. Freeman, L.J. Rowell, Jr. and Neal C. Schneider are the current members of the Audit Committee. Mr. Burgess is the Chairman. The Audit Committee met fourteen times in 2005. All of the Committee members are independent as defined in the applicable listing standards of the National Association of Securities Dealers and American Stock Exchange. Our Board of Directors has determined that Messrs. Burgess and Schneider meet the Securities and Exchange Commission’s criteria of an “audit committee financial expert” based on each of their extensive experience in public accounting, including acting as accounting firm audit partners for many insurance and financial services clients. The written charter of the Audit Committee is available on our website at www.pmacapital.com and is included with this proxy statement as Appendix A. The Audit Committee’s duties, which are included in its written charter, include:

•	Reviewing with our management and independent auditors the audited annual financial statements and the unaudited quarterly financial statements;

•
In consultation with the independent auditors, management and the internal auditor, reviewing the integrity of our financial reporting processes as well as the adequacy of internal controls with respect to those processes;

•	Reviewing any material changes to our accounting principles and practices;

•	Selecting, evaluating and, where appropriate, replacing our independent auditors, and approving the independent auditors’ fees;

•	Reviewing with our independent auditors the written statement regarding their independence; and

•	Pre-approving all audit and permitted non-audit services, which pre-approval may be delegated to one or more Committee members.

Compensation Committee

J. Gregory Driscoll, Edward H. Owlett and Mr. Rowell are the members of the Compensation Committee. Mr. Rowell is the Chairman. All of the Committee members are independent as defined in the applicable listing standards of the National Association of Securities Dealers and American Stock Exchange. The Compensation Committee met seven times in 2005. The Compensation Committee adopted a written charter in February 2005, a copy of which is available on our website at www.pmacapital.com. The Compensation Committee’s duties include:

•	Reviewing and recommending cash compensation plans;

•	Reviewing and approving the cash compensation of our executive officers, including our Chief Executive Officer;

•	Establishing performance goals for executive officer incentive-based cash compensation and certifying whether the performance goals have been met;

•	Approving the grant of awards under, and determining participants in, our equity incentive plans; and

•	Establishing performance goals for awards under our equity incentive plans.

Nominating and Corporate Governance Committee

Roderic H. Ross, James C. Hellauer and Mr. Schneider are the members of the Nominating and Corporate Governance Committee. Additionally, Joseph H. Foster attends meetings of this committee in a non-voting capacity. Mr. Ross is the Chairman. The Nominating and Corporate Governance Committee met four times in 2005. All of the Committee members are independent as defined in the applicable listing standards of the National Association of Securities Dealers and American Stock Exchange. The Nominating and Corporate Governance Committee has a written charter, which is available on our website at www.pmacapital.com. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	Nominating candidates to stand for election to the Board of Directors at the Annual Meeting;

•	Nominating candidates to fill vacancies on the Board of Directors between meetings of shareholders;

•	Establishing the criteria and qualifications for directors;

•	Developing and recommending to the Board corporate governance guidelines;

•	Reviewing the Board’s committee structures and recommending committee members;

•	Reviewing with the Compensation Committee and Chairman of the Board the job performance of the Company’s senior executives; and

•	Establishing procedures for shareholder recommendations of nominees to the Board.

The Nominating and Corporate Governance Committee has developed policies and procedures with respect to minimum qualifications and specific qualifications and skills for director nominees to possess. Specifically, each nominee must:

•	Have relevant business management, financial, investment and/or professional experience, industry knowledge, and strategic planning capabilities;

•	Have a demonstrated history of integrity and ethics in his/her personal and professional life and an established record of professional accomplishment in his/her chosen field;

•	Not have a conflict of interest that impedes the proper performance of the responsibilities of a director;

•	Be willing to serve on the Board for a period of no less than two three-year terms;

•
Be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committees of which he/she is a member, and not have other personal or professional commitments that would, in the Committee’s judgment, interfere with or limit his or her ability to do so; and

•	Be willing to make, and be financially capable of making, a reasonable investment in the Company’s stock given the candidate’s financial circumstances.

Additionally, except as approved by the Committee, no nominee may (i) simultaneously serve on the boards of more than three publicly traded companies or (ii) stand for election to the Board after his or her 72nd birthday. Given their extensive contributions to the Board and in order to provide for appropriate transition planning, the Committee has currently agreed to permit Mr. Rowell, who is over the age of 72, to stand for reelection for one additional term beyond the term ending at the 2006 Annual Meeting. Additionally, as described elsewhere in this Proxy Statement, the Nominating and Corporate Governance Committee has recommended that Mr. Foster, who is over the age of 72 and whose term expires at the 2006 Annual Meeting, be elected by the Board on May 9, 2006, to fill the vacancy in the class of directors with terms expiring at the 2007 Annual Meeting.

Currently, nominees are proposed to the Nominating and Corporate Governance Committee by either current directors or our management. The Nominating and Corporate Governance Committee has not previously used a search firm, although it has discretion to do so. The Nominating and Corporate Governance Committee will consider shareholder suggestions for the nominations of directors to the extent that a shareholder is a shareholder of record at the time of giving the notice and is entitled to vote for the election of directors at an annual meeting, and the recommended nominee otherwise meets all criteria and qualifications established for directors. Although shareholders may suggest nominees at any time, in order for a nomination to be considered for the 2007 annual meeting, the nominating shareholder must provide our Corporate Secretary notice of the nomination no later than the close of business on the 90th day before the date of our proxy statement in connection with the previous year’s annual meeting. The notice should be sent to PMA Capital Corporation, c/o Robert L. Pratter, Secretary, 380 Sentry Parkway, Blue Bell, PA 19422. The notice must provide:

•	The nominee’s full name and current address;

•
All information required to be disclosed in solicitation of proxies for election of directors, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•	The nominee’s written consent to serve as a director, if elected;

•	The name of the nominating shareholder, and the beneficial owner, if different;

•	The number of shares which are owned of record or beneficially by the nominating shareholder; and

•	A description of all arrangements and understandings between the nominating shareholder and any beneficial owner and any other person or persons pursuant to which the nomination is made.

The Corporate Secretary will forward shareholder nominations to the Nominating and Corporate Governance Committee for its review. The Nominating and Corporate Governance Committee may request to meet with any shareholder nominee. If the Nominating and Corporate Governance Committee determines that a nominee should be considered as a director, it will recommend the nominee to the full Board of Directors. The Board of Directors may accept or reject the proposed nominee.

Strategy and Operations Committee

Richard Lutenski and Messrs. Freeman, Hellauer and Ross are the members of the Strategy and Operations Committee. Mr. Hellauer is the Chairman. The Strategy and Operations Committee met nine times in 2005. The Committee’s primary responsibilities include:

•	Overseeing Investment Policy and Guidelines for the operating companies;

•	Reviewing the performance of the investment portfolio relative to compliance with the Company’s Investment Policy and Guidelines;

•	Overseeing the development of operational metrics, including performance targets, objectives or benchmarks;

•	Overseeing the development and assessment of the Company’s business strategy; and

•	Overseeing the development and review of the Company’s annual business plan.

Executive Committee

Vincent T. Donnelly, James F. Malone III and Messrs. Owlett and Schneider are the members of the Executive Committee. Mr. Malone is Chairman of the Executive Committee. The Executive Committee held no meetings in 2005. The Executive Committee has the authority to take all actions that may be taken by the full Board of Directors between Board of Directors’ meetings consistent with Pennsylvania law and our Restated Articles of Incorporation and Bylaws.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s accounting policies and financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

In this context, the Committee has met and held discussions with management and the independent accountants. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

In addition, the independent accountants also provided to the Committee the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee has discussed with the independent accountants the firm’s independence. The Committee has also considered the compatibility of non-audit services provided by the independent accountants with their independence.

In reliance on the reviews and discussions referred to above and other reviews and discussions the Committee deemed appropriate, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Audit Committee:

Peter S. Burgess (Chair)
Charles T. Freeman
L. J. Rowell, Jr.
Neal C. Schneider

ITEM 1. ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has unanimously recommended that Messrs. Donnelly, Malone and Rowell be nominated to new three-year terms and that John D. Rollins be nominated as a new member of the Board of Directors. Mr. Rollins was recommended to the committee by a non-employee director.

The Nominating and Corporate Governance Committee has also unanimously recommended that effective as of May 9, 2006, Joseph H. Foster, who is currently serving as a member of the class of directors with terms expiring at the 2006 Annual Meeting, be appointed by the Board to fill the current vacancy in the class of directors with terms expiring at the 2007 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee based this recommendation on the need to provide appropriate transition planning with respect to Board membership.

Each of Messrs. Donnelly, Malone, Rollins and Rowell has consented to serve as a director in the Class of 2009 if elected. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by the Board of Directors for the unexpired term.

Thomas J. Gallen died in November 2005. On February 21, 2006, the Board of Directors, acting upon the unanimous recommendation of the Nominating and Corporate Governance Committee, elected J. Gregory Driscoll to fill the vacancy on the Board of Directors created by Mr. Gallen’s death.

The names of the nominees for director and the directors who will continue in office after the Annual Meeting, together with certain information regarding them, are as follows:

Nominees for Election in Office with Terms Expiring at the 2006 Annual Meeting

Vincent T. Donnelly, age 53	Director since 2004

Mr. Donnelly has served as President and Chief Executive Officer of the Company since February 2004 and was head of the Interim Office of the President from November 2003 to February 2004. He has also served as President and Chief Operating Officer of The PMA Insurance Group since February 1997, and has served as Executive Vice President of PMA Capital Insurance Company since November 2000. He served as Senior Vice President-Finance and Chief Actuary of The PMA Insurance Group from 1995 to 1997.

James F. Malone III, age 62	Director since 1974

Mr. Malone has been a partner of Malone, Larchuk & Middleman, P.C., a law firm, since 1997, and from 1980 to 1997 was a partner of Dickie, McCamey & Chilcote, P.C., a law firm.

John D. Rollins, age 53	Nominee for Director

Mr. Rollins held various positions, most recently Managing Partner, with Accenture, a global management consulting, technology services and outsourcing company from 1976 until his retirement in 2005.

L. J. Rowell, Jr., age 73	Director since 1992

Mr. Rowell was Chairman, President and Chief Executive Officer of Provident Mutual Life Insurance Company from 1992 until his retirement in July 1996.

Vote Requirement

The four nominees who receive the highest number of votes cast by the holders of Class A common stock entitled to vote will be elected as directors. Votes withheld and broker non-votes are not counted toward a nominee's total.

The Board of Directors recommends that you vote FOR each of the nominees.

Directors Continuing in Office with Terms Expiring at the 2007 Annual Meeting

J. Gregory Driscoll, age 59	Director since February 2006

Mr. Driscoll is currently President and Chief Executive Officer of Prince Telecom, of New Castle, Delaware, the largest independent cable installation company in the country. He was Managing Director for Legg Mason Wood Walker, Inc., a full service investment bank and brokerage firm, from 1999 through 2002 and was Chairman of the Board of Directors of Philadelphia Gas Works, the largest municipally owned and operated natural gas utility in the U.S., from 1997 to 2000.

Richard Lutenski, age 55	Director since 2004

Mr. Lutenski is currently the Chief Financial Officer of RAM Holdings Ltd., a financial guaranty reinsurance company located in Bermuda. He was Managing Director and Chief Operating Officer of RISC Ventures from 2003 to 2004, an investment and advisory firm that specializes in assessing and developing reinsurance and capital market solutions to complex risk issues. From 1999 to 2001, he was Executive Vice President and Chief Financial Officer of Enhance Financial Services Group, a financial guaranty and specialty firm. From 1995 to 1999, Mr. Lutenski was Chief Financial Officer of Crum & Forster Insurance Group.

Edward H. Owlett, age 79	Director since 1964

Mr. Owlett has been President of Owlett & Lewis, P.C., a law firm, since 1981.

Neal C. Schneider, age 61	Director since 2003

Mr. Schneider was elected non-executive Chairman of the Board in November 2003. He was a partner in Smart and Associates, LLP, a financial, operational and technology consulting firm from July 2002 to June 2003. Between August 2000 and June 2002, Mr. Schneider was an independent consultant. He was a partner in Arthur Andersen LLP from September 1980 until his retirement in August 2000, serving for a period of time as partner-in-charge of Arthur Andersen’s worldwide insurance industry practice. Mr. Schneider has served as a director of Conseco, Inc. since September 2003.

Directors Continuing in Office with Terms Expiring at the 2008 Annual Meeting

Peter S. Burgess, age 64	Director since 2004

Mr. Burgess has been an advisor on technical and governance issues to insurance companies and their audit committees since 1999. Prior to 1999, he was an accountant and partner in Arthur Andersen LLP for 35 years, where he served as audit partner for many of its insurance company and financial services clients. Mr. Burgess has served as a director of Lincoln Educational Services Corp. since June 2004.

Charles T. Freeman, age 62	Director since 2005

Mr. Freeman was a Senior Vice President and Partner of Wellington Management Company, LLP and served as the lead portfolio manager of the Vanguard Windsor Fund from 1996 until his retirement in June 2004 and manager of the Vanguard Capital Value Fund from its December 2001 inception to June 2004.

James C. Hellauer, age 67	Director since 2005

Mr. Hellauer was elected to the Board on February 9, 2005. Since 1989, Mr. Hellauer has been the owner of James C. Hellauer and Associates, a management consulting firm. Since 1991, he has also been an executive director of the Colmen Group, an investment banking firm. Mr. Hellauer has served on the board of directors of Tasty Baking Company since May 2005.

Roderic H. Ross, age 75	Director since 1981

Mr. Ross was Chairman of the Board and Chief Executive Officer of Keystone State Life Insurance Company from 1985 until his retirement in July 2000.

DIRECTOR COMPENSATION

The Board believes that a competitive Board compensation structure is necessary to enable us to attract, motivate and retain highly qualified individuals to serve as directors.

Our Compensation Committee reviews the fee structure of the Board of Directors on an annual basis and makes recommendations to the Board of Directors regarding any proposed changes to this fee structure. In 2005, the Compensation Committee engaged an independent compensation consultant to analyze the fee structure of the Board of Directors. As a result of this analysis, the Board of Directors adopted the compensation structure outlined below.

Non-Employee Director Compensation

In addition to reimbursing non-employee directors for expenses of attendance, in 2005 non-employee directors were compensated according to the following schedule:

Board of Directors
Member Annual Retainer	$30,000 plus
2,500 shares of restricted stock*

All Committees other than Audit Committee
Chair Annual Retainer	$10,000
Member Annual Retainer	$ 5,000
Meeting Fees	$ 1,500 per meeting

Audit Committee
Chair Annual Retainer	$15,000
Member Annual Retainer	$ 7,500
Meeting Fees	$ 1,500 per meeting

* Restrictions on shares of restricted stock lapse on the one year anniversary of the date of grant.

As a further component of its compensation structure, the Board of Directors has also provided that any non-employee director first elected to the Board of Directors after January 1, 2004 would receive shares of Class A common stock subject to restrictions on transfer that lapse over a three-year period, equal in value to $100,000 divided by the fair market value of the Class A common stock on the date he/she is first elected to the Board, rounded to the nearest whole share. Accordingly, on February 9, 2005, the Compensation Committee granted a restricted stock award of 10,010 shares of Class A common stock to Mr. Hellauer and on May 5, 2005, the Compensation Committee granted a restricted stock award of 17,744 shares of Class A common stock to Mr. Freeman. Additionally, on February 21, 2006, the Compensation Committee granted a restricted stock award of 10,472 shares of Class A common stock to Mr. Driscoll.

The Board has also adopted share ownership requirements for the non-employee directors that require all non-employee directors to beneficially own shares of Class A common stock equal to 2.5 times the Board’s Annual Retainer within a five-year period from their first election to the Board or for continuing directors from March 10, 2004.

Prior to January 1, 2005, Directors could elect to defer their cash retainers and meeting and committee fees under our Deferred Compensation Plan for Non-employee Directors. We froze the Deferred Compensation Plan for Non-Employee Directors in December 2004, and in December 2005, all directors who previously participated in the plan, elected to withdraw their funds held under the plan.

Each of Messrs. Foster, Rowell and Schneider received distributions of previously deferred board of directors fees in the amounts of $113,272, $19,821, and $65,272, respectively.

A member who undertakes a special or a committee assignment on behalf of the Board or Committee is eligible to receive such additional fees as the Board may approve. During 2005, no director received any fees for a special or committee assignment on behalf of the Board.

Non-Executive Chairman Compensation

In addition to receiving the retainer and attendance fees set forth above for all non-employee directors, the Board of Directors agreed to pay Neal C. Schneider, the non-Executive Chairman of the Board of Directors, an annual retainer of $200,000 plus an annual stock option grant with a fair value on the date of grant equal in value to $50,000. Accordingly, on May 5, 2005, we granted Mr. Schneider an option to purchase 12,987 shares of Class A common stock at an exercise price of $6.56 per share, which was the fair market value of our Class A common stock on the date of grant. The options vest ratably over a two year period.

In recognition of the time commitment and efforts of Mr. Schneider as Chairman during 2003 and the beginning of 2004, on May 12, 2004, the Board granted Mr. Schneider a one-time restricted stock award of 50,000 shares of Class A common stock, subject to restrictions that lapse over a two-year period. In connection with this grant, we agreed to pay Mr. Schneider an amount equal to the taxes associated with the receipt of these shares. As a result, on May 12, 2005, we paid Mr. Schneider $103,977 representing the taxes associated with the vesting of one-half of this restricted stock grant. We will be obligated to pay Mr. Schneider an amount equal to the taxes associated with vesting of the balance of this award on May 12, 2006.

COMPENSATION OF EXECUTIVE OFFICERS

The following information is furnished for our Chief Executive Officer and the four most highly compensated executive officers of the Company and its principal subsidiaries, other than the Chief Executive Officer, at the end of 2005.

Summary Compensation Table

					Long-Term Compensation Awards
		Annual Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards(1) ($)	Securities Underlying Options (#)	All Other Compensation ($)

Vincent T. Donnelly President and Chief Executive Officer	2005	670,000	109,433	--	221,486	60,909	13,122	(2)
	2004	652,499	301,500	417	387,810	405,350	17,215
	2003	593,750	90,000	49,960	--	67,000	44,547

William E. Hitselberger Executive Vice President and Chief Financial Officer	2005	424,999	82,875	--	167,735	24,838	12,210	(3)
	2004	399,999	106,250	--	123,015	128,500	16,023
	2003	339,582	35,000	575	--	23,600	27,804

Robert L. Pratter Senior Vice President and General Counsel	2005	376,875	50,667	--	102,543	19,740	157,285	(4)
	2004	367,500	62,560	476	72,280	75,750	35,445
	2003	367,500	36,800	702	--	25,000	36,994

Henry O. Schramm II Senior Vice President and Chief Underwriter, The PMA Insurance Group	2005	285,666	30,379	--	20,503	14,727	46,552	(5)
	2004	279,999	25,200	--	44,667	35,700	16,648
	2003	277,082	93,900	--	--	--	20,310

John Santulli III Senior Vice President Marketing and Field Operations, The PMA Insurance Group	2005	254,166	27,341	--	18,446	12,623	191,894	(6)
	2004	239,998	21,600	--	38,286	30,600	28,212
	2003	237,812	79,850	--	--	--	16,455

_________
(1)
Each of Messrs. Donnelly. Hitselberger, Pratter, Schramm and Santulli received restricted stock awards of 21,757, 16,477, 10,073, 2,014 and 1,812, respectively, on March 15, 2006 as incentive compensation for the year ended December 31, 2005. The restrictions with respect to each of these awards will lapse 100% on March 15, 2007. At December 31, 2005, Mr. Donnelly held 27,900 shares of restricted stock with an aggregate value of $254,727; Mr. Hitselberger held 8,850 shares of restricted stock with an aggregate value of $80,801; Mr. Pratter held 5,200 shares of restricted stock with an aggregate value of $47,476; Messrs. Schramm and Santulli held no shares of restricted stock. The restrictions on shares of restricted stock held by Messrs. Donnelly, Hitselberger and Pratter as of December 31, 2005, lapsed 100% on March 15, 2006. To the extent we declare any dividends on our Class A common stock, dividends will be paid in respect of the shares of restricted stock.

(2)	Amount represents Company matching contributions to its 401(k) plan of $10,500 and $2,622 life insurance premiums paid by the Company.
(3)	Amount represents Company matching contributions to its 401(k) plan of $10,500 and $1,710 of life insurance premiums paid by the Company.
(4)
Amount represents Company matching contributions to its non-qualified 401(k) excess plan of $8,344, Company matching contributions to its 401(k) plan of $10,500, $7,524 of life insurance premiums paid by the Company and $130,917 of compensation and investment earnings thereon deferred by the executive in years ending prior to January 1, 2004 under the Company’s Deferred Compensation Plan (the “Deferred Plan”) and paid to the executive in 2005; of such $130,917, $125,660 has been disclosed in prior years’ proxy statements and $5,257 represents earnings on investments under the Deferred Plan in 2005.

(5)
Amount represents Company matching contributions to its non-qualified 401(k) excess plan of $3,783, Company matching contributions to 401(k) plan of $10,500, $2,622 of life insurance premiums paid by the Company and $29,647 of compensation and investment earnings thereon deferred by the executive in years ending prior to January 1, 2004 under the Deferred Plan and paid to the executive in 2005; of such $29,647, $29,075 has been disclosed in prior years’ proxy statements and $572 represents earnings on investments under the Deferred Plan in 2005.

(6)
Amount represents Company matching contributions to its non-qualified 401(k) excess plan of $2,708, Company matching contributions to its 401(k) plan of $10,000, $4,746 of life insurance premiums paid by the Company and $174,440 of compensation and investment earnings thereon deferred by the executive in years ending prior to January 1, 2004 under the Deferred Plan and paid to the executive in 2005; of such $174,440, $166,162 has been disclosed in prior years’ proxy statements and $8,278 represents earnings on investments under the Deferred Plan in 2005.

Option/SAR Grants in Last Fiscal Year

The following table sets forth certain information with respect to options to purchase shares of Class A common stock granted to the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2005.

	Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)(1)(2)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(3)

Vincent T. Donnelly	60,909	15.4%	7.87	3/15/15	221,958
William E. Hitselberger	24,838	6.3%	7.87	3/15/15	90,512
Robert L. Pratter	19,740	5.0%	7.87	3/15/15	71,934
Henry O. Schramm II	14,727	3.7%	7.87	3/15/15	53,666
John Santulli III	12,623	3.2%	7.87	3/15/15	45,999

__________
(1)
These options include a reload feature, which means that a new option is automatically granted for each share of stock that an employee uses to pay the exercise price of an option. Reload options become exercisable six months after their grant date and terminate on the expiration of the option to which they relate. The exercise price of a reload option is equal to the fair market value of our Class A Common stock on the date the reload option is granted. Because reload options replace shares used to exercise an option, they maintain, but do not increase, an employee’s total ownership of our Class A Common stock.

(2)	These options became or will become exercisable 50% on 3/15/06 and 50% on 3/15/07.
(3)
This is based on a binomial option-pricing model adapted for use in valuing executive stock options. Calculations of grant date present values for all options assume an option life of 5 years, a dividend yield of 0%, an expected price volatility of Class A Common stock of 47.1% and a risk-free interest rate of 4.1%. The approach used in developing the foregoing assumptions is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price, so there is no assurance the value realized by an executive will be at or near the value estimated by the binomial option-pricing model. We believe that no model accurately predicts the future price of the Class A Common stock or places an accurate present value on stock options.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to options to purchase shares of Class A common stock exercised by the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2005 and options held by those persons at December 31, 2005.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Vincent T. Donnelly	--	--	375,785	316,974	427,644	504,390
William E. Hitselberger	--	--	112,538	113,400	135,568	166,863
Robert L. Pratter	--	--	110,125	82,865	79,916	104,789
Henry O. Schramm II	16,000	47,452	73,660	16,767	65,995	18,556
John Santulli III	24,712	57,227	48,688	14,323	19,725	15,905

Pension Plans

We maintain the PMA Capital Corporation Pension Plan, Supplemental Executive Retirement Plan (“SERP”) and Executive Management Pension Plan (“EMPP”), under which participants are entitled to benefits pursuant to the formula set forth under these plans. In October 2005, we amended the Pension Plan, SERP and EMPP to “freeze” pension benefit accruals effective December 31, 2005. In place of such pension benefits, commencing January 1, 2006, participants began receiving an age-based employer retirement contribution under the PMA Capital Corporation Retirement Savings Plan, the Retirement Savings Excess Plan and the EMPP.

In general, the benefit payable under the SERP is the difference between the amount that would be payable under the Pension Plan without regard to the Internal Revenue Code (the “Code”) limits and the amount actually payable under the Pension Plan. The EMPP provides additional years of service credit to officers who are hired as at least vice presidents and meet the requirements for early retirement under the Pension Plan. Generally, the pension benefit payable under the EMPP for the additional years of service is based on the formula under the Pension Plan but without regard to both the limitations under Section 415 and 401(a)(17) of the Code and any increases in the participant’s starting salary.

While the pension benefits accruing under the EMPP were frozen as of December 31, 2005, EMPP participants began receiving on January 1, 2006, age-based employer contributions under the EMPP in addition to the age-based employer contributions under the PMA Capital Corporation Retirement Savings Plan and Retirement Savings Excess Plan.

The Pension Plan and SERP benefits generally vest when the participant completes 5 years of service. The EMPP benefit vests when the participant meets the requirement for early retirement under the Pension Plan. The benefit under the Pension Plan is equal to the sum of: (i) 1.5% of the participant’s compensation for the year ended December 31, 1994, plus 0.3% of the participant’s compensation for the year ended December 31, 1994 in excess of covered compensation multiplied by pre-1995 benefit service, and (ii) 1.5% of the participant’s compensation for each year of benefit service after December 31, 1994 through December 31, 2005, plus 0.3% of the participant’s compensation in excess of covered compensation for each year of benefit service after December 31, 1994 through December 31, 2005. Service under the Pension Plan is capped at 25 years. For purposes of the above formula, compensation consists of a participant’s base rate of pay, short-term disability pay and employee contributions made pursuant to a salary reduction agreement which are not includible in the participant’s gross income under Code Sections 125 and 402(e)(3), but does not include any bonus or incentive pay. Covered compensation consists of the average (without indexing) of the participant’s taxable wage bases in effect for each calendar year during the 35-year period ending on the last day of the calendar year in which the participant attains Social Security retirement age. In no event, however, will a participant’s pension benefit under the Pension Plan be less than the greater of the participant’s accrued benefit under the Pension Plan on December 31, 1992 or June 1, 1999.

The Pension Plan and the Retirement Savings Plan are qualified plans and benefits are payable from their trusts. The SERP, the EMPP and the Retirement Savings Excess Plan are non-qualified, unfunded, deferred compensation plans and, as such, the benefits under each constitute unsecured contractual obligations of the Company.

The executive officers named in the Summary Compensation Table had the following years of service as of December 31, 2005: Mr. Donnelly, 14 years; Mr. Hitselberger, 9 years; Mr. Pratter, 6 years; Mr. Schramm, 8 years; Mr. Santulli, 24 years. Based upon the above formula and current years of service, the annual pension benefit accrued under the Pension Plan, the SERP and the EMPP, as of December 31, 2005, for each of the executive officers named in the Summary Compensation Table, without regard to vesting and assuming retirement at age 65, was: Mr. Donnelly, $123,145; Mr. Hitselberger, $62,740; Mr. Pratter, $81,285; Mr. Schramm, $68,375; Mr. Santulli, $67,517.

Employment Agreements

Effective on March 15, 2006, we entered into amended and restated employment agreements with Vincent T. Donnelly, President and Chief Executive Officer, William E. Hitselberger, Executive Vice President and Chief Financial Officer and Robert L. Pratter, Senior Vice President and General Counsel. Each of the amended and restated employment agreements with Messrs. Donnelly and Hitselberger provides for a three-year term and the amended and restated employment agreement with Mr. Pratter provides for a two-year term. Each agreement provides that should the Company and the executive desire to extend his agreement at the end of the term, the Company and the executive will negotiate in good faith any such extension.

Vincent T. Donnelly

Under the terms of Mr. Donnelly’s employment agreement, we have agreed to pay Mr. Donnelly a base salary of no less than $690,000 per year for the first 18 months of the agreement and a base salary of no less than $715,000 per year for the second 18 months of the agreement. Under the terms of the agreement, Mr. Donnelly is eligible for an annual incentive award for 2006, 2007 and 2008 based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity. For 2006 the targeted amount of such annual incentive award is 45% to 55% of Mr. Donnelly’s current base salary. Mr. Donnelly is also eligible for a long-term incentive award under our 2002 Equity Incentive Plan (or any successor plan) that will be targeted at 100% to 120% of $690,000 for achieving certain pre-defined operating objectives of the Company for the year ending December 31, 2008. Such award, if earned, will be paid in shares of Class A common stock valued on the date of issuance. Pursuant to the agreement, any long-term incentive compensation award for the years ending December 31, 2009 and 2010 will be established by the Compensation Committee of the Board of Directors.

Mr. Donnelly’s employment agreement also provides that if he is terminated without cause, resigns for “good reason,” or does not continue his employment beyond the term of his respective employment agreement (including by reason of his decision not to renew or extend his employment) we will pay him severance equal to the cash portion of any annual incentive bonus, provided the performance criteria have been met, in the year in which termination occurs. Additionally, in such circumstance we will pay Mr. Donnelly 24 months of severance pay at his then existing base salary plus the amount of his minimum targeted incentive compensation for the year in which his employment terminates. In the event Mr. Donnelly voluntarily resigns between 11 and 13 months following a Change in Control (or is terminated for other than “cause” within 12 months of a Change in Control), we have agreed to pay Mr. Donnelly the cash portion of any annual incentive bonus, if earned, plus a sum equal to three times the greater of his then current annual base salary or base salary in effect immediately prior to the Change in Control plus three times the greater of the amount of his minimum targeted annual incentive award for the year of the termination or the amount of that target for the year corresponding to the date immediately before the Change in Control. Should Mr. Donnelly’s employment be terminated for any reason other than for “cause” or his voluntary resignation, Mr. Donnelly is entitled to a 100% fully vested interest in his “retirement benefit” under our Executive Management Pension Plan (“EMPP”) and an increase in his benefit under our other retirement and pension plans to an amount not less than that which he would have received had his employment continued through the 24 month anniversary (36 month anniversary in the event of termination upon a Change in Control) of his termination date.

William E. Hitselberger

Under the terms of Mr. Hitselberger’s employment agreement, we have agreed to pay Mr. Hitselberger a base salary of no less than $425,000 per year. Under the terms of the agreement, Mr. Hitselberger is eligible for an annual incentive award for 2006, 2007 and 2008 based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity. For 2006 the targeted amount of such annual incentive award is 25% to 30% of Mr. Hitselberger’s current base salary. Mr. Hitselberger is also eligible for a long-term incentive award under our 2002 Equity Incentive Plan (or any successor plan) that will be targeted at 65% to 78% of $425,000 for achieving certain pre-defined operating objectives of the Company for the year ending December 31, 2008. Such award, if earned, will be paid in shares of Class A common stock valued on the date of issuance. Pursuant to the agreement, any long-term incentive compensation award for the years ending December 31, 2009 and 2010 will be established by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors.

Mr. Hitselberger’s employment agreement also provides that if he is terminated without cause, resigns for “good reason,” or does not continue his employment beyond the term of his respective employment agreement (including by reason of his decision not to renew or extend his employment) we will pay him severance equal to the cash portion of any annual incentive bonus, provided the performance criteria have been met, in the year in which termination occurs. Additionally, in such circumstance we will pay Mr. Hitselberger 18 months of severance pay at his then existing base salary plus the amount of his minimum targeted incentive compensation for the year in which his employment terminates. In the event Mr. Hitselberger voluntarily resigns between 11 and 13 months following a Change in Control (or is terminated for other than “cause” within 12 months of a Change in Control), we have agreed to pay Mr. Hitselberger the cash portion of any annual incentive bonus, if earned, plus a sum equal to two times the greater of his then current annual base salary or base salary in effect immediately prior to the Change in Control plus two times the greater of the amount of his minimum targeted annual incentive award for the year of the termination or the amount of that target for the year corresponding to the date immediately before the Change in Control. Should Mr. Hitselberger’s employment be terminated for any reason other than for “cause” or his voluntary resignation, Mr. Hitselberger is entitled to a 100% fully vested interest in his “retirement benefit” under our EMPP and an increase in his benefit under our other retirement and pension plans to an amount not less than that which he would have received had his employment continued through the 18 month anniversary (24 month anniversary in the event of termination upon a Change in Control) of his termination date.

Robert L. Pratter

Under the terms of Mr. Pratter’s employment agreement, we have agreed to pay Mr. Pratter a base salary of no less than $400,000 per year. Under the terms of the agreement, Mr. Pratter is eligible for an annual incentive award for 2006 and 2007 based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity. For 2006 the targeted amount of such annual incentive award is 20% to 25% of Mr. Pratter’s current base salary. Mr. Pratter is also eligible for a long-term incentive award under our 2002 Equity Incentive Plan (or any successor plan) that will be targeted at 40% to 48% of $400,000 for achieving certain pre-defined operating objectives of the Company for the year ending December 31, 2008. Such award, if earned, will be paid in shares of Class A common stock valued on the date of issuance. Pursuant to the agreement, any long-term incentive compensation award for the year ending December 31, 2009 will be established by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors.

Mr. Pratter’s employment agreement also provides that if he is terminated without cause, resigns for “good reason,” does not continue his employment beyond the term of his respective employment agreement (including by reason of his decision not to renew or extend his employment), or resigns in connection with a “Change in Control” we will pay him severance equal to the cash portion of any annual incentive bonus, provided the performance criteria have been met, in the year in which termination occurs. Additionally, in such circumstance we will pay Mr. Pratter 12 months of severance pay at his then existing base salary plus the amount of his minimum targeted incentive compensation for the year in which his employment terminates. Should Mr. Pratter’s employment be terminated for any reason other than for “cause” or his voluntary resignation, Mr. Pratter is entitled to a 100% fully vested interest in his “retirement benefit” under our EMPP and an increase in his benefit under our other retirement and pension plans to an amount not less than that which he would have received had his employment continued through the 12 month anniversary of his termination date.

As used herein, “Change in Control” means: (a) a change in control of the Company requiring disclosure under 6(e) of Schedule 14A, (b) if any person directly or indirectly acquires more than 50% of the voting securities of the Company, (c) if after consummation of a merger, the Company’s shareholders own less than 50% of the surviving company, (d) the sale of all or substantially all of the assets of the Company or (e) if at any time the members of the Board (or nominees thereto) cease to constitute at least a majority of the Board.

REPORT OF THE COMPENSATION COMMITTEE ON THE COMPENSATION OF EXECUTIVE OFFICERS FOR THE YEAR ENDED DECEMBER 31, 2005

For the year ended December 31, 2005, the Compensation Committee of the Board of Directors made decisions regarding the aggregate compensation of the Company's executive officers and the form of base salaries, cash bonuses and stock option and restricted stock awards.

The Compensation Committee has implemented compensation policies that are intended to support the Company's overall objective of enhancing value for our shareholders. In addition, the Company's compensation policies are designed to align executive compensation with the Company's long-term business objectives and performance and to enable the Company to attract, retain and motivate executive officers whose leadership and contributions are critical to the Company's long-term success. In furtherance of these objectives, the Company's compensation program for executive officers includes the following elements:

•
Pay base salaries to executive officers that are reasonably competitive with base salaries paid by United States property and casualty insurance companies (the "Peer Companies") for comparable executive positions.

•
Reward executive officers through the potential award of incentive cash bonuses based on pre-established, objective performance criteria related to the financial results of the Company and the business segment under each executive officer's direct management and also taking into account the executive officer's individual leadership, strategic management and contribution to the Company's success.

•	Provide additional long-term incentives to executive officers and align their interests with the shareholders' interests through the granting of stock-based compensation.

•	Compensate executive officers on an equitable basis taking into consideration each individual's degree of responsibility and contribution to the achievement of the Company's overall objectives.

In 2005, the Company had three components for the compensation paid to its executive officers: base salary, an annual incentive cash bonus and equity compensation consisting of stock options and restricted stock awards. The Compensation Committee considered and determined each element separately and collectively to ensure that the executive officers were appropriately compensated consistent with the Company’s basic compensation principles. In making these decisions, the Compensation Committee engaged an executive compensation consulting firm and also reviewed survey data of the compensation paid by other insurers generally and the Peer Companies for comparable executive positions. The Compensation Committee targeted each executive's aggregate compensation to the mean of the aggregate compensation paid by the Peer Companies for comparable executive positions.

Base Salary

In determining base salary, the Compensation Committee considered each executive officer's value to the Company, his experience in the industry and performance with the Company. With respect to all executive officers other than the Chief Executive Officer, the Compensation Committee also considers the recommendations of the Chief Executive Officer. The Compensation Committee also considered the base salary levels in effect for comparable executive positions with the Peer Companies.

2005 Incentive Compensation Plan

In March 2005, the Compensation Committee set the following target incentive compensation opportunities for each of the Named Executive Officers:

Name and Position	Target Incentive Compensation as a Percentage of Base Salary

Vincent T. Donnelly, President and Chief Executive Officer	140% - 170%

William E. Hitselberger, Executive Vice President and Chief Financial Officer	90% - 110%

Robert L. Pratter, Senior Vice President and General Counsel	80% - 100%

Henry O. Schramm II, Senior Vice President and Chief Underwriter, The PMA Insurance Group	45%

John Santulli III, Senior Vice President Marketing and Field Operations, The PMA Insurance Group	45%

Pursuant to the 2005 Incentive Compensation Plan, and as discussed below, a portion of the minimum target incentive compensation was paid on March 15, 2005, in form of stock options. Achievement of the remaining target incentive compensation, or any portion thereof, was based upon the Company’s attainment of a combination of certain quantitative financial measures, including the pretax operating income of the Company, the gross written premiums, pretax operating income, and certain operating ratios of The PMA Insurance Group and Risk-based Capital of the Run-off Operations, each within a range specified by the Compensation Committee, as well as the attainment of specified individual performance objectives for each of the Named Executive Officers. At the time the 2005 Incentive Compensation Plan was established, the Compensation Committee determined that the payment of the incentive compensation, if any, to be paid to the Named Executive Officers, other than such portion of the target incentive compensation that was paid in the form of stock options, would be paid in a combination of cash and restricted stock awards, the amount of which would be determined in March 2006.

Stock Options

The Compensation Committee administered the Company's equity incentive plans during 2005. The Compensation Committee believes that the executive officers should have the opportunity to own Class A common stock of the Company to align their interests with the Company's shareholders. Grants of stock options and/or restricted stock provide this opportunity and also add an additional long-term incentive to executive officers and other key employees to further the Company's growth, development and financial success. The Compensation Committee has a policy of considering on an annual basis the extent to which grants under the Company’s equity incentive plans should be a component of the incentive compensation of the Company’s executive officers.

Consistent with the 2005 Incentive Compensation Plan, on March 15, 2005, the Compensation Committee granted options to purchase an aggregate of 132,837 shares of Class A common stock under the Company’s equity incentive plan to the Named Executive Officers (including the Chief Executive Officer). At the time of grant, the Compensation Committee determined that the fair value of an option to purchase one share of our Class A common stock was $3.85. The stock option grants to each of Messrs. Donnelly, Hitselberger and Pratter represented at the time of grant, 25% of the minimum target incentive compensation which could be payable to each such officer under the 2005 Incentive Compensation Plan. The stock option grants to each of Messrs. Schramm and Santulli represented at the time of grant, 44% of the target incentive compensation which could be payable to each such officer under the 2005 Incentive Compensation Plan.

In making these grants, the Compensation Committee considered the number of shares of Class A common stock available for grants under the Company’s equity incentive plans, the aggregate amount of options and awards previously granted to each of the executive officers. All of the options granted in 2005 to the executive officers were at an exercise price that was no less than the fair market value of the Class A common stock on the date of grant. Options granted to each of the Named Executive Officers in 2005 vest over a two-year period and have vested or will vest 50% on March 15, 2006 and 50% on March 15, 2007. In evaluating the amount and vesting schedule of equity awards to the executive officers, the Compensation Committee considered the need to provide long-term compensation opportunities to such executives.

Cash Bonus

In accordance with the 2005 Incentive Compensation Plan, a portion of each executive officer’s incentive compensation award was to be paid in the form of a cash bonus. With respect to each of Messrs. Donnelly, Hitselberger and Pratter the Compensation Committee determined that approximately 25% of each such officer’s target incentive compensation should be paid in cash. With respect to each of Messrs. Schramm and Santulli, the Compensation Committee determined that 33% of each such officer’s target incentive compensation should be paid in cash.

In March 2006, the Compensation Committee assessed the achievement of the performance goals set for each Named Executive Officer and determined that a portion of these goals had been achieved by each of them. Specifically, the Compensation Committee determined that Messrs. Donnelly, Hitselberger and Pratter each achieved 60%, 90% and 75% of their respective minimum target performance objectives. The Compensation Committee also determined that the Company’s other executive officers, including Messrs. Schramm and Santulli achieved 72% of their target performance objectives. Based upon this, the Compensation Committee awarded incentive cash bonuses to each of Messrs. Donnelly, Hitselberger, Pratter, Schramm and Santulli as set forth in the Summary Compensation Table above.

The total cash compensation for the Company's executives for fiscal year 2005 did not exceed the mean cash compensation paid by the Peer Companies for comparable executive positions.

Restricted Stock Awards

Pursuant to the terms of the 2005 Incentive Compensation Plan, a portion of each executive officer’s incentive compensation award was to be paid in the form of a restricted stock award. With respect to each of Messrs. Donnelly, Hitselberger and Pratter the Compensation Committee determined that approximately 50% of each such officer’s target incentive compensation should be paid in the form of a restricted stock award. With respect to each of Messrs. Schramm and Santulli, the Compensation Committee determined that 22% of each such officer’s target incentive compensation should be paid in the form of a restricted stock award. As described above, in recognition of the achievement of a portion of their respective performance objectives, on March 15, 2006, the Compensation Committee granted Messrs. Donnelly, Hitselberger, Pratter, Schramm and Santulli restricted stock awards in the amount of 21,757, 16,477, 10,073, 2,014 and 1,812 shares of Class A common stock, respectively. Each of the restricted stock awards vests 100% on March 15, 2007.

Compensation of Mr. Donnelly

In evaluating Mr. Donnelly’s base salary for 2005, the Compensation Committee considered a variety of factors, including his long-term contributions to the Company, his strategic leadership, his relationships with the Company’s customers and distribution force and his stature in the insurance industry. The Compensation Committee also reviewed the base salary that the Peer Companies pay to their chief executive officers and the percentage relationship between base salary and short- and long-term incentive compensation. Based upon all of these factors, the Compensation Committee concluded to maintain Mr. Donnelly’s annual base salary at $670,000.

In evaluating the incentive cash bonus paid and restricted stock award granted to Mr. Donnelly for the year ended December 31, 2005, the Compensation Committee reviewed the performance goals set in March 2005, which included among other things, the attainment of a combination of certain quantitative financial measures, including the Company’s pre-tax operating income, gross written premiums of The PMA Insurance Group and risk-based capital of the Run-off Operations as well as the attainment of specified individual performance objectives. Based upon Mr. Donnelly’s performance in light of these performance goals, the Compensation Committee awarded him a cash bonus of $109,433 and a restricted stock award of 21,757 shares of Class A common stock, which award will vest 100% on March 15, 2007. The incentive award paid to Mr. Donnelly in the form of stock options, restricted stock and cash bonus represented 60% of the minimum target incentive compensation for 2005. The aggregate compensation paid to Mr. Donnelly for 2005 did not exceed the mean amount paid to chief executive officers by the Peer Companies.

In 2005, the Compensation Committee also approved the award to Mr. Donnelly of options to purchase 60,909 shares of Class A common stock. The options were granted at an exercise price that was no less than the fair market value of the Class A common stock on the date of grant and vesting ratably over a two-year period. These options were intended to strengthen the relationship between Mr. Donnelly’s future compensation opportunity and the creation of additional shareholder value.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation of over $1 million paid to a company’s chief executive officer and the four most highly compensated executive officers other than the chief executive officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. We currently intend to structure incentive compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. However, because of uncertainties as to the application and interpretation of Section 162(m) and its regulations, no assurance can be given that compensation intended to qualify as performance-based under Section 162(m) will actually do so. Further, we reserve the authority to award non-deductible compensation in certain circumstances that we deem appropriate.

Compensation Committee

J. Gregory Driscoll
Edward H. Owlett
L. J. Rowell, Jr. (Chair)

COMPARISON OF TOTAL RETURN ON OUR
CLASS A COMMON STOCK WITH CERTAIN INDICES

The following graph provides an indicator of cumulative total shareholder return on our Class A Common stock for the last five fiscal years compared with the cumulative total return of the Standard & Poor’s 500 Stock Index (the “S&P 500”), the Standard & Poor’s Supercomposite Property/Casualty Insurance Index (the “S&P Super P/C”) and the Standard & Poor’s 600 Insurance Property/Casualty Index (the “S&P 600 P/C”) for the same periods. The graph assumes that with respect to our Class A Common stock, the S&P 500, the S&P Super P/C and the S&P 600 P/C, $100 was invested on December 31, 2000, and all dividends were reinvested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Directors James F. Malone III and Joseph H. Foster are members of law firms that furnished legal representation to us and our subsidiaries during 2005. In the opinion of our management, the amounts paid to such firms represented reasonable charges for the services rendered and were as fair as the charges would have been had such services been furnished by law firms unaffiliated with any of the directors. We paid approximately $667,000 in legal fees to Mr. Malone’s law firm, which exceeded five percent of his law firm’s gross revenue.

Our subsidiaries, in the ordinary course of their business, have had and may continue to have insurance transactions with our directors and the various businesses with which directors are associated. The insurance is written in accordance with rates and terms authorized for use in the applicable jurisdictions. In the opinion of our management, these transactions were in the ordinary course of our business and on terms as favorable as we would have negotiated with unaffiliated persons or entities.

ITEM 2. RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT AUDITORS

On March 10, 2006, our Audit Committee appointed Beard Miller Company LLP (“BMC”), as our independent auditors for the year ending December 31, 2006. Although not required, we request that you ratify this appointment. If you do not ratify this appointment, the Audit Committee will reconsider the appointment.

Representatives of BMC will attend the Annual Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

The following table presents the aggregate fees for professional audit services rendered by our principal accountants for the years ended December 31, 2004 and December 31, 2005, and fees billed for other services during those periods.
	2004	2005
Audit Fees	$2,987,098	$1,598,247
Audit-Related Fees	$99,320	$22,420
Tax Fees	$105,140	$15,736
All Other Fees	$289,896	$--
Total	$3,481,454	$1,636,403

Audit Fees consist of fees for professional services rendered by our principal accountants for the audit of our annual financial statements and review of interim financial statements included in our quarterly reports on Form 10-Q and services normally provided by our principal accountants in connection with statutory and regulatory filings or engagements, including out-of-pocket expenses.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees.

Tax Fees consist of fees for tax compliance, tax advice and tax planning. The services included assistance with tax compliance and reporting to both federal and state taxing authorities.

For 2004, All Other services consisted of services incurred in connection with documenting internal controls over financial reporting.

The Audit Committee approves all non-audit services to be performed by BMC prior to its rendering such services. The Audit Committee has the discretion to delegate its pre-approval authority to one or more Committee members. The Audit Committee has delegated this authority to the Chairman of the Committee provided that the Chairman may only approve fees for such services of up to $100,000.

Change of Accountants

On July 7, 2005, the Audit Committee of our Board of Directors met and decided to dismiss Deloitte & Touche LLP, (“Deloitte”) our independent auditors for the fiscal year ended December 31, 2004, and appointed BMC as our independent auditors effective on the same date.

The reports of Deloitte on our consolidated financial statements as of and for the years ended December 31, 2003 and 2004, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recently completed fiscal years and through July 7, 2005, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its reports on our financial statements for the past two years or its review of the financial statements for the quarter ended March 31, 2005.

There were no “reportable events” (as that term is used in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years preceding the dismissal of Deloitte and through July 7, 2005.

We provided Deloitte with a copy of the foregoing disclosures and requested that Deloitte furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the foregoing disclosures. Our Current Report on Form 8-K dated July 7, 2005 included as Exhibit 16 a letter from Deloitte, dated July 7, 2005, stating that Deloitte agrees with the foregoing disclosures.

During the two fiscal years prior to engaging BMC and through July 7, 2005, neither we nor anyone on our behalf, consulted BMC regarding the application of accounting principles to a specified transaction, either completed or proposed, regarding the type of audit opinion that might be rendered on our financial statements or regarding “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) or any “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
Vote Requirement

Ratification of the independent auditors will require the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting by the holders of outstanding shares of Class A common stock. Abstentions and broker non-votes are not considered votes cast and will not have any effect on the vote to ratify the appointment of independent auditors.

The Board of Directors recommends that you vote FOR this proposal.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in this proxy statement, but if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires that our executive officers and directors, as well as persons who own more than 10% of a class of our equity securities, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with us and the Securities and Exchange Commission. Based upon written representations we have received from our executive officers and directors and the reports filed with us during 2005, we believe that all such filings required during 2005 were made on a timely basis other than one late Form 4 filing by Mr. Owlett on September 12, 2005.

ANNUAL REPORT

A copy of our 2005 Annual Report to Shareholders is being mailed to you with this proxy statement.

DEADLINES FOR SHAREHOLDER PROPOSALS

If you wish to submit a proposal for inclusion in our proxy statement for our 2007 Annual Meeting of Shareholders, you must deliver the proposal in writing to our Secretary at our principal executive offices at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422, no later than November 24, 2006. Any shareholder who wishes to present a proposal from the floor of the 2007 Annual Meeting must notify our Secretary in writing of the proposal not later than the close of business on December 24, 2006. The notice must also include the other information specified in our Bylaws. Any shareholder who wishes to introduce a proposal should consult our Bylaws and applicable proxy rules of the Securities and Exchange Commission.

If you wish to nominate someone for the Board of Directors at an Annual Meeting, you must notify our Secretary in writing of the nomination not later than the close of business on December 24, 2006. The notice must include certain information about the shareholder and nominee as specified in our Bylaws. Each nominee must also provide our Secretary with a written consent to serve if elected.

By Order of the Board of Directors,

March 24, 2006                               Neal C. Schneider
Chairman of the Board

APPENDIX A

PMA CAPITAL CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
AMENDED AND RESTATED CHARTER
(as amended and restated February 9, 2005)

I. PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities by:

•	Overseeing audits of the Corporation’s financial statements.

•	Overseeing the Corporation's accounting policies and financial reporting process and design and operation of internal controls regarding accounting and financial reporting.

•	Overseeing the independence and performance of the Corporation's independent auditors and internal auditor.

•	Overseeing the Corporation's compliance with laws and regulations that may have a material impact on the Corporation.

•
Serving as a means of open communication among the independent auditors, financial and senior management, the internal auditor and the Board concerning the Corporation's financial position and affairs.

•	Periodically reporting upon the Committee's activities, findings and recommendations to the Board.

II.  COMPOSITION

The Audit Committee shall be comprised of at least three directors appointed annually by the Board. Each member shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”) and the Securities Exchange Act of 1934, as amended including the regulations promulgated thereunder (the "Exchange Act"). The Committee will endeavor to, at all times, have at least one member who is an audit committee financial expert as defined under the Exchange Act.  Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.  MEETINGS

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions.

IV.  RESPONSIBILITIES AND DUTIES

The Audit Committee's responsibility is oversight, and it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles, which is the responsibility of management. Additionally, the Audit Committee recognizes that management (including internal audit), as well as the independent auditors, have more detailed knowledge and information about the Corporation than do the members of the Audit Committee; consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the independent auditors' work.

The following functions shall be the recurring activities of the Audit Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

Review Procedures

1.	Review and assess this Charter at least annually and recommend any proposed changes to the Board for approval.

2.
Review with management and the independent auditors the Corporation's annual audited financial statements and quarterly financial statements prior to the earlier of the filing of financial statements with the Securities and Exchange Commission ("SEC") or public distribution of such financial statements. Review should include a discussion with management and the independent auditors of major issues regarding the audit and accounting principles, practices and judgments, and a discussion with the independent auditors of the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61 in the case of the annual financial statements and SAS No. 100 in the case of quarterly financial statements. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of the review of quarterly financial statements.

3.
To review with management and the independent auditors, as appropriate, earnings press releases, including the use of "pro forma" or "non-GAAP" financial information as well as earnings guidance provided on a confidential basis to analysts and rating agencies.

4.
In consultation with the independent auditors, management and the internal auditor, review the integrity of the Corporation’s financial reporting processes, both internal and external, as well as the adequacy of internal controls with respect to such processes. Review significant findings, if any, prepared by the independent auditors and/or the internal auditor together with management's response.

5.	Review any significant changes to the Corporation's selection or application of accounting principles and practices.

6.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)
All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

7.	Review the impact of any off-balance sheet arrangements on the Corporation's financial statements.

8.
Review disclosures made to the Audit Committee by the Corporation's CEO and CFO during their certification process for the Report on Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation's internal controls.

9.
Following completion of the annual audit, review separately with each of the internal auditor and independent auditors any significant issues encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

10.
Periodically report to the Board of Directors on the activities of the Audit Committee through the distribution of the Audit Committee's minutes of meetings and an annual oral report to the Board of Directors.

11.	Review with management and the independent auditors the effect of regulatory and accounting initiatives.

Independent Auditors

12.
The Audit Committee shall have sole authority to select, evaluate and, where appropriate, replace the independent auditors and shall determine funding for the independent auditors and approve the audit plan of the independent auditors.

13.	The independent auditors shall report directly to the Audit Committee.

14.
On an annual basis, the Audit Committee should ensure receipt of, and review with the independent auditors, a written statement required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discuss with the auditors their independence. The Audit Committee will discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and will, if necessary, recommend that the Board take appropriate actions to oversee the independence of the independent auditors. The Committee will consider the compatibility of the independence of the independent auditors with their provision of non-audit services.

15.
Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditors in accordance with Section 10A(i) of the Exchange Act, subject to, if also permitted under Nasdaq’s rules, the de minimus exceptions for non-audit services described in Section 10A(i) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit. The Audit Committee may delegate the authority to approve permitted non-audit services (including the fee and terms thereof) to one or more members of the Committee.

16.
Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors' internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Corporation. Review the experience and qualifications of the senior members of the independent auditors' team.

17.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

18.	Set policies for the hiring of employees or former employees of the Corporation's independent auditor.

Internal Audit

19.	Review the appointment and replacement of the senior internal auditing executive.

20.	Review the significant reports to management prepared by the internal audit department and management's responses.

21.	Discuss with the independent auditors and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Corporate Compliance

22.
Review and approve transactions between the Corporation and/or its subsidiaries and any officer, director or affiliate (including any 10% shareholder) that would require reporting pursuant to Item 404 of Regulation S-K.

23.
Review with the Corporation's General Counsel legal and regulatory matters that may have a material impact on the Corporation's consolidated financial statements, related compliance policies and programs and reports received from regulators. If appropriate, the Audit Committee will discuss such matters with the independent auditors.

24.	Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

25.
Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

26.
Review with the Corporation’s General Counsel the establishment of an effective compliance and ethics program that complies with the U.S. Federal Sentencing Guidelines, as amended, monitor the implementation of such program and periodically assess the effectiveness of such program.

Other Matters

27.
The Audit Committee has the authority to conduct any investigation it deems necessary to carry out its responsibilities, and it has direct access to the independent auditors as well as anyone in the Corporation. Further, the Audit Committee has the ability to retain, at the Corporation's expense, legal, accounting, or other consultants or experts it deems necessary to carry out its responsibilities

28.
The Corporation shall provide for appropriate funding, as determined by the Audit Committee for compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors or consultants employed by the Audit Committee.

29.	The Audit Committee will annually prepare the Audit Committee report required by the SEC for inclusion in the annual proxy statement.

Process for Handling Complaints about Accounting Matters

The Audit Committee has established the following procedures for (i) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters.

a.
The Corporation will establish and publish on its website a special mail address and a toll-free telephone number for receiving complaints or concerns regarding accounting, internal accounting controls, or auditing matters and for providing appropriate means for the confidential, anonymous submission of such concerns by employees.

b.	Copies of all such complaints or concerns will be sent initially and exclusively to members of the Audit Committee.

c.
The Audit Committee will direct how complaints or concerns it receives shall be investigated and otherwise handled. Unless the Audit Committee decides otherwise, all complaints or concerns will be handled by the Corporation's finance, audit and legal staffs in the normal manner.

d.	The Audit Committee may request special treatment, including the retention of outside counsel or other advisors, for any complaint or concern addressed to it.

e.
The status of the complaints or concerns referred to staff or outside counsel or other advisors will be reported on a quarterly basis to the Audit Committee and, if the Audit Committee so directs, to the full board.

The retaliation against or taking of any adverse action against any employee arising from an employee’s submission or handling of such a complaint or concern is expressly prohibited, and anyone found taking such action will be subject to disciplinary action, up to and including, termination from employment.

PMA CAPITAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 9, 2006
THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Joseph W. La Barge, William E. Hitselberger and Robert L. Pratter, each or any of them, proxies of the undersigned, with full power of substitution, and each of them is hereby authorized to represent the undersigned and to vote all shares of Class A Common Stock of PMA Capital Corporation (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422 on Tuesday, May 9, 2006 at 9:00 a.m., local time, and at any adjournments thereof.

This proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made by a record holder, this proxy/voting instruction will be voted FOR the nominees for director set forth in Item 1 and FOR the proposal in Item 2. The proxy/voting instruction also covers all shares as to which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the Trustee under the PMA Capital Corporation Retirement Savings Plan. If no voting instruction is given to the Trustee, the Trustee will vote your shares on a pro rata basis based on the votes of other Retirement Savings Plan participants.

(Continued, and to be marked, dated and signed on the other side)

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	[X] Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote FOR Items 1 and 2. Item 1. Election of Directors			Item 2. Ratification of Beard Miller Company LLP as independent auditors for 2006.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and strike a line through the nominee’s name.)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

To change your address, please mark this box.

To include any comments, please mark this box.

FOR [ ] ALL	WITHHOLD [ ] FOR ALL	EXCEPTIONS [ ]

Nominees:	Vincent T. Donnelly James F. Malone John D. Rollins L. J. Rowell, Jr.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.			_________________________________________________ Date Share Owner sign here Co-owner sign here